Exhibit 10.1

Confidential	1/5/2006

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of this 22nd day of December 2005, by and between Memry Corporation, having its principal place of business at 3 Berkshire Boulevard, Bethel, CT 06801 (“Memry”), and United States Surgical, Division of Tyco Healthcare Group LP, having its principal place of business at 195 McDermott Road, North Haven, CT 06473, on its own behalf and on behalf of its subsidiaries and affiliates (“Customer”).

Recitals:

A.	Customer develops, manufactures and sells certain medical products on a worldwide basis for use in critical medical procedures.

B.	Customer desires to obtain, and Memry desires to manufacture for and make available to Customer, products for Customer’s use in the manufacture of various products.

C.	Memry has been supplying Customer with products for certain of such products.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties agree as follows:

Article I: Manufacture, Purchase and Supply of Products; Terms; Acceptance

1.1 Supply.

A.	Memry shall supply the products listed and further described on Exhibit A (the “Products”) on the terms and conditions set forth in this Agreement.

B.	Subject to the provisions of Section 1.3 of this Agreement, during the term of this Agreement, Customer shall be required to purchase the Products exclusively from Memry and Customer shall be precluded from manufacturing the Products internally.

1.2 Purchase Orders. Customer or its designee shall issue a purchase order to Memry for the Products as desired. Each order placed by Customer for Products during the term of this Agreement (“Purchase Order”) shall be subject to the terms and conditions set forth in this Agreement, including Customer’s Standard Terms and Conditions referred to herein. In the event of modifications from a Purchase Order after its original submission, Memry shall use reasonable efforts to satisfy Customer’s revised volume and/or timing requirements. If there is any conflict between the terms of this Agreement and Customer’s Standard Terms and Conditions, the terms of this Agreement shall control. Customer shall issue a Purchase Order for Products 30 days prior to the beginning of each Contract Year during the term of this Agreement, and each Purchase Order shall, consistent with the terms of this Agreement, specify applicable prices, quantities, delivery schedule, destination, any special specifications, trace documentation, and other information necessary for the Purchase Order to be processed. Not less than 30 days prior to the beginning of each quarterly period in the Contract Year Customer may revise the quantities and delivery schedule applicable to such quarterly period and the balance of such Contract Year. Each Purchase Order shall be subject to Customer’s Purchase Order Standard Terms and Conditions set forth in Exhibit C, except where terms are conflicting to those indicated in this Agreement, at which point the Agreement terms shall prevail.

1.3 Exclusivity. During the term of the Agreement, Memry shall not manufacture or supply any organ retrieval bags to any customers other than Customer. Customer will not purchase Nitinol based components for organ retrieval bags from any other supplier, nor shall Customer purchase finished sub-assembly products as outlined in Exhibit A, from any supplier other than Memry unless, during the term of this Agreement, Customer develops an organ retrieval bag other than those listed on Exhibit A, and pursuant to section 7.9 of this Agreement, Memry is unable to demonstrate to the satisfaction of Customer that it can manufacture and supply such items, or the pricing, quality, or service levels provided by Memry, are unacceptable to Customer.

1.4 Volume Assumptions. The prices set forth in Exhibit A are based on estimated annual volume of 600,000 to 750,000 units per year. Notwithstanding the foregoing, Customer shall have no minimum volume purchase obligations or requirements.

1.5 Price. The prices to be paid by Customer for the Products purchased hereunder are set forth on Exhibit A or, for new items added as Products during the term of this Agreement, as may be agreed upon in writing by the parties. These prices include packaging costs and all applicable taxes and other governmental charges, but do not include shipping costs, which Customer shall pay.

1.6 Payment Terms. Memry shall submit invoices upon shipment of the applicable Products, and Customer shall pay such invoices in full within 60 days after the later of: (a) acceptance of the Products, or (b) receipt of the related invoices, unless Customer disputes the invoice. Memry shall also give Customer a 2% discount for payments made within 10 days after the later of receipt of the applicable invoice or receipt of the applicable Products. Notwithstanding the foregoing, upon the request of any subsidiary of Customer, Memry shall directly invoice such subsidiary for, and such subsidiary shall directly be responsible for payment of Products ordered by such subsidiary.

1.7 Shipping. Memry shall ship all Products according to Customer’s shipping instructions, FOB delivered freight prepaid, with title to the Products and risk of loss and damage passing to Customer upon delivery of the Products to the carrier specified by Customer. Memry shall pack all Products suitably for shipment according to the common carrier’s requirements and in such manner as to secure lowest transportation cost and to protect against damage during transport. Memry shall manufacture, store and transport all Products consistent with the applicable requirements to ensure the quality of the Products, including without limitation all requirements relating to storage, handling, temperature, humidity controls, etc. Customer shall pay all actual shipping costs.

1.8 No Back orders. Memry shall plan production schedules and provide the Products in accordance with the Purchase Orders, to the extent that such Purchase Orders are consistent with the then current forecasts, without back orders.

1.9 Acceptance. Customer may inspect Products at its facility. Products will be deemed accepted by Customer unless Customer notifies Memry in writing that such Products have been rejected within ten business days of their delivery to Customer. Customer may return non-conforming Products to Memry for credit, refund of purchase price or replacement at Customer’s option. Memry shall bear all costs (including shipping) and risk of loss for such returned Products provided that Memry has provided Customer written authorization to return such Products, which authorization shall not be unreasonably withheld. Products shall be deemed non-conforming if Customer determines in its reasonable inspection that they fail to materially comply with the Product Specifications (defined below) and timely furnish Memry with a written report specifying such non-conformity. All Products returned to Memry for replacement shall be replaced by Memry and shipped to Customer at Memry’s expense within ten (10) business days of Memry’s receipt of notice from Customer concerning the non-conforming Product(s).

1.10 Inventory. Memry agrees to maintain a two (2) week inventory of P/N 10000-27910 based upon shipping an average of 16,000 units per week. This inventory will be maintained on a constant basis, as safety stock to account for fluctuations in demand. In the event one half or greater of this inventory is depleted at any given time, Memry will advise Customer of rebuild schedule therefore simultaneous to current shipment schedule, such rebuild schedule not to exceed a six month time period. Said six month schedule will also be consistent to original build of inventory, unless Memry can reasonably complete same in a shorter time period.

CONFIDENTIAL

Article II. Specifications; Quality Assurance; Inspections; Manufacture Support

2.1 Product Specifications and Quality Assurance.

A.	All Products supplied by Memry shall:

(i.)	Meet all standards and specifications set forth in this Agreement, including those set forth on Exhibit B hereto, subject to change upon 90 days prior written notice by Customer (the “Specifications”) and all other applicable specifications, drawings, samples and descriptions approved by Customer. Notwithstanding the foregoing, Memry shall not be required to accept changes to the Specifications if the resulting Product is not within Memry’s then-current production capabilities. In the event Memry is unable to accept the Specification changes as provided above, Memry shall provide Customer with documentation to support its claim that such Specification changes are not within Memry’s then-current production capabilities.

(i.i.)	comply with all applicable laws and regulations, including without limitation those relating to manufacturing, packaging, labeling and sale of the Products and the Fair Labor Standards Act and all regulations and orders issued thereunder;

(i.i.i.)	meet ISO 9001 standards;

(i.i.i.i)	consist only of materials, components and other items that are new and of suitable quality for their intended purpose; and

(i.i.i.i.i)	be free from any defects in material or workmanship; (clauses (i) through (iiiii) are collectively referred to herein as “QA Standards”).

B.	Memry agrees to maintain ongoing quality assurance and testing procedures sufficient to satisfy: (a) the QA Standards; (b) Memry’s quality assurance policies and procedures; and (c) Customer’s standard requirements to be approved as a vendor. If Customer determines that the Products are subject to review and periodic audits of supplied data, Memry shall supply a certificate of compliance setting forth information required by Customer pertaining to each lot of Products to verify compliance with minimum levels of conformance according to the Specifications. Memry may use any of its nitinol ingot melters and/or vendors to supply the nitinol for the Products provided that the material meets Memry’s then current specifications for incoming nitinol alloys and provided that the Products manufactured from said incoming nitinol alloys meet the Specifications. Upon Customer’s request, Memry shall perform any failure analyses and take any necessary corrective action with respect to any defects in any Product.

C.	Memry shall take all actions necessary to become and remain a “certified supplier” under Customer’s corporate quality assurance requirements.

D.	Memry agrees to give Customer prompt written notice if it becomes aware of any adverse facts or issues relating to the safety or efficacy of any Product sold hereunder to Customer.

2.2 Documentation and Inspections. Memry agrees to provide Customer with copies of all: (a) reasonably requested documentation in its possession relating to Products, Specifications, compliance with QA Standards, raw material vendor, manufacturing processes and proof of manufacturability (including packaging and labeling); and (b) U.S. and international regulatory approvals, regulatory inspections, and other communications with regulatory authorities related to the Products. Upon two business days written notice, Customer and its representatives shall have the right, during regular business hours, to enter upon and examine the plants and other facilities where the Products are manufactured, packaged and/or stored, and to make any further examination reasonably necessary to properly ascertain compliance with the QA Standards and this Agreement. In connection therewith, Customer may to the extent it deems reasonably necessary or appropriate, observe and examine all operating methods, quality assurance procedures and production and inventory records relevant to the business conducted pursuant to this Agreement. Customer’s rights under this Section 2.2 shall not extend to those portions of information, records, processes, or procedures that reveal Memry’s trade secrets or which Memry is obligated to keep confidential by virtue of agreements with third parties.

2.3 Required Notification. Memry shall, at least 90 days prior to making any substantial changes in the materials, processing, composition, Specifications, manufacturing processes, manufacturing locations, inspection, testing, or performance characteristics of any Product: (i) give notice to Customer disclosing in reasonable detail the proposed change and the possible effects, if any, on the Products; and (ii) provide a sample of the affected Product, incorporating such proposed change for Customer’s review and approval. Memry shall not implement any such change without Customer’s prior written approval, which may be withheld, by Customer as it deems necessary or desirable.

2.4 Tracing. Memry agrees to trace and maintain records regarding the source and lot number of each Product. Memry agrees to maintain such records for not less than fifteen years after the termination or expiration of this Agreement.

Article III: Confidentiality

3.1 Confidential Information.

A.	For purpose of this Agreement, “Confidential Information” means all information disclosed by or on behalf of one party to the other party, or any of their respective employees, officers, directors affiliates, agents, representatives, successors or assigns (“Representatives”) regarding the party’s or any of its agents’ or affiliates’ technology, designs, know-how, computer programs, products, markets, business plans, and the terms and conditions and the conditions and the nature of this Agreement, except information that: (a) is at the time of disclosure, or thereafter becomes, a part of the public domain without breach of this Agreement by the receiving party; (b) is lawfully in the possession of the receiving party prior to disclosure by the disclosing party as shown by the receiving party’s written records; (c) is lawfully disclosed to the receiving party by a third party that did not acquire such information under an obligation of confidentiality to the disclosing party; (d) is independently developed by the receiving party without use of the disclosing party’s Confidential Information as shown by written records; or (e) is required to be disclosed in compliance with a governmental regulation, provided that the receiving party shall notify the disclosing party in advance of any such disclosure, if feasible. The parties agree to: (x) limit dissemination of Confidential Information to only those Representatives having a “need to know”; (y) advise each Representative who receives Confidential Information that such information is confidential; and (z) require each Representative to comply with all obligations of the respective party relating to confidentiality and non-disclosure.

B.	Neither party shall issue a press release or other announcement concerning this Agreement, the transactions contemplated herein or the relationship between the parties without the prior written approval of an authorized representative of the other party, which approval shall not be unreasonably withheld if such disclosure is required by law.

3.2 Confidentiality Obligation. Neither party shall: (i) disclose the other party’s Confidential Information to any person or entity other than its Representatives on a “need to know” basis only; nor (ii) appropriate or use the other party’s Confidential Information in its own manufacture of products or for any other purpose. Neither party shall, by virtue of either this Agreement or its manufacture of the Products, obtain any title to or any interest or license in, any of the other party’s Confidential Information. Within 60 days after termination or expiration of this Agreement, each party shall return to the other party all Confidential Information of the other party (including all copies thereof) that the party received from the other party, or prepared from Confidential Information received from the other party, provided however that each party shall have the right to retain one copy of all Confidential Information, or prepared from Confidential Information received from the other party, of the other party in its law department files for archival purposes.

3.3 Injunctive Relief. Each of the parties agree that any breach by a party under this Article III may cause irreparable injury to the other party which may be difficult to quantify. Therefore, the non-breaching party may seek the entry of temporary and permanent injunctive or other equitable relief, as well as any other remedies available at law.

Article IV: Representations and Warranties; Additional Covenants; Limitation of Warranty; Limitation of Liabilities

4.1 Of Memry. Memry represents and warrants that the Products that are delivered to Customer hereunder shall:

(a)	conform to and be manufactured, packaged and stored in accordance with the QA Standards and Memry’s quality assurance polices and procedures;

(b)	conform in all respects with the requirements of this Agreement, including the then-current Specifications, and the applicable Purchase Order;

(c)	subject to Section 5.4, not infringe the patent claims or trade secrets of any person and Memry shall indemnify and defend Customer and its affiliates against all such infringement claims, demands, actions, losses, damages, fines, penalties, costs and expenses (including attorneys’ fees); and

(d)	be free and clear of all liens and encumbrances, or other defects in title.

The foregoing representations and warranties shall survive inspection, delivery, and payment of the applicable Products, and shall be for the benefit of Customer and its customers.

4.2 Other Representations and Warranties. Each of the parties hereby represents and warrants to the other that; (a) it has full power and authority required to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to perform the transactions contemplated; (b) this Agreement has been duly executed and delivered by, is the valid and binding obligation of and is enforceable against such party in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by such party does not conflict with or violate any other agreement to which it is a party or by which it is bound, or any applicable law to which it is bound or subject.

4.3 Use of Name. Neither party shall, without the prior written consent of the other party, use in advertising, publicity, or otherwise, the name, trademark, logo, symbol, or other image of the other party including without limitation, any of such relating to Customer or any affiliate of Customer with the exception of SEC reporting requirements.

4.4 Warranty and Liability Limitation. Other than the express warranties made in Article IV and elsewhere in this agreement Memry makes no warranty or representation, express or implied, by operation of law or otherwise, as to the merchantability or fitness for a particular purpose of the goods sold hereunder. Customer acknowledges that it alone has determined that the goods purchased hereunder will suitably meet the requirement of their intended use.

It is expressly understood that any technical advice furnished by Memry with respect to the use of its goods or services is given without charge, and Customer assumes no obligation or liability for the advice given or results obtained, all such advice being given and accepted at Customer’s risk.

Except as set forth in Sections 4.1 and 5.1 should Memry breach any express warranties made herein Customer’s only remedy and Memry’s only obligation shall be the replacement or repair by Memry of such non conforming goods F.O.B. Memry’s plant, or the refund of the price paid for such defective goods, at Memry’s option. Memry will not be liable for consequential, incidental or any damages other than repair or replacement of defective goods or refund of the purchase price paid for such defective goods, at Memry’s option.

Article V: Indemnification; Insurance

5.1 Indemnification by Memry. Memry shall indemnify, defend and hold harmless, Customer and its affiliated entities (including subsidiaries), and Customer’s and such entities’ respective officers, directors, agents, insurers, employees, shareholders, and customers, from and against all claims, suits, liability, and expense (including but not limited to reasonable attorneys’ fees), (each a “Liability”), whether or not such Liability is stated as a product liability claim, a strict liability claim or other similar claim, that is caused by or based upon any: (a) breach by Memry of any of the representations or warranties in Article IV, including without limitation any Liability based upon any alleged defect in a Product resulting form Memry’s failure to meet the Specifications or QA Standards; (b) material breach by Memry of any other provision of this Agreement; or (c) the negligence, misconduct, or violation of any applicable law, rule or regulation by Memry or any of its affiliates in the performance of Memry’s obligations under this Agreement; provided, however, that Customer shall: (i) give Memry prompt notice of any such Liabilities; (ii) give Memry all information in its possession relating to such Liabilities; (iii) permit Memry to defend the same through its counsel and (iv) give its authorization for and assistance in such defense.

5.2 Indemnification by Customer. Customer shall indemnify, defend and hold harmless Memry and its affiliated entities (including subsidiaries), and Memry’s and such entities’ respective officers, directors, agents, insurers, employees, and shareholders (“Memry Indemnities”) from and against all Liabilities relating to any product manufactured or sold by Customer that incorporates a Product to the extent such Liabilities are based upon allegations of personal injuries, death, or property damages or loss proximately caused by the use of a product manufactured or sold by Customer, whether such Liability is stated as a product liability claim, a strict liability claim or other similar claim; provided, however, that

A.	Memry shall: (i) give Customer prompt notice of any such Liabilities; (ii) give Customer the right to assume full and sole control of the defense or settlement of the same through Customer’s counsel; (iii) give Customer all information in its possession relating to such Liabilities; (iv) give its authorization for and assistance in such defense; and (v) give Customer the right to approve any settlement, which approval shall not be unreasonably withheld; and

B.	Customer shall not indemnify, defend or hold harmless the Memry Indemnities for any matter which would give rise to a claim by Customer for indemnity from Memry under Section 5.1.

C.	Customer shall have sole and unqualified discretion to select attorneys to defend any Liability which is the subject of Customer’s obligations hereunder, and, notwithstanding anything contained herein to the contrary, Customer’s Liability for attorney fees will only apply to Customer-selected attorneys.

CONFIDENTIAL

5.3 Insurance.

A.	Memry shall purchase and maintain in full force and effect, during the term hereof and for a period of 10 years after the termination or expiration of this Agreement, comprehensive general liability insurance or equivalent self-insurance (including but not limited to product liability, completed operations, vendor’s coverage, and contractual liability, including Memry’s indemnification obligations under Article V of this Agreement), in an amount not less than $5 million in the aggregate and $2 million per occurrence.

B.	Customer shall purchase and maintain in full force and effect, during the term hereof and for a period of 10 years after the termination or expiration of this Agreement, comprehensive general liability insurance or equivalent self-insurance (including but not limited to product liability, completed operations, vendor’s coverage, and contractual liability, including Customer’s indemnification obligations under Article V of this agreement), in an amount not less than $5 million in the aggregate and $2 million per occurrence.

C.	Upon Memry’s or Customer’s written request, the other party shall provide a certificate of insurance evidencing the coverage required under this Section 5.3 which provides that the insurer(s) will endeavor to give the requesting party at least 30 days written notice prior to any non-renewal, cancellation or reduction of such coverage.

5.4 Patent Infringement. Customer will defend and indemnify Memry and its directors, officers, and employees, in any claim or action brought against Memry, alleging that a Product infringes a United States patent, copyright, or trade secret right because it contains the component purchased by Memry from the bag subsupplier specified by Customer. Memry must promptly notify Customer of the claim or action, give reasonable assistance to Customer, and permit Customer the exclusive control of the defense. Memry must not take any action that impairs Customer’s defense. Customer will pay all damages and costs finally awarded against Memry in any suit based on the infringement claim, but Customer will have no liability for settlements or costs incurred without its consent.

Article VI: Term and Termination

6.1 Term. Subject to Section 6.2, the initial term of this Agreement shall commence on the date hereof and end as September 30, 2008. As used in this Agreement, the term “Contract Year” shall mean each of the 12-month periods beginning on October 1 during the term of this Agreement; provided, however, that the initial “Contract Year” shall mean the period commencing on the date of this Agreement and ending on September 30, 2006. The parties shall begin discussions on or about October 1, 2007 regarding whether to extend the term of this Agreement beyond the initial term, and any such extension beyond the initial term shall be in writing and signed by both parties.

6.2 Early Termination.

A.	Notwithstanding Section 6.1 hereof, either party shall have the right to terminate this Agreement without liability therefore, after written notice to the other if the other party: (i) breaches any of its obligations under this Agreement and fails to cure such breach within 60 days of receiving written notice from the non-breaching party; or (ii) becomes the subject of voluntary or involuntary bankruptcy, reorganization, receivership, or insolvency proceedings that are not dismissed within 60 days after commencement thereof.

B.

Notwithstanding Section 6.1 hereof, Customer shall also have the right to terminate this Agreement and its obligations hereunder (other than its obligations with respect to the Products scheduled to be released in the 90 days after issuance of such notice to termination) upon 90 days’ prior written notice to Memry, if Customer deems necessary, if Customer’s related product launches are delayed or canceled as a result of regulatory delays or other regulatory or clinical issues.

C.	Notwithstanding Section 6.1 hereof, Memry shall also have the right to terminate this Agreement after 45 days written notice to Customer of Customer’s failure to pay any undisputed invoice from Memry and Customer fails to cure such default within such 45 day period.

D.	In the event that Customer terminates this Agreement and its obligations hereunder pursuant to Section 6.2 B, Customer shall nevertheless be obligated to immediately purchase from Memry the inventory described in Section 1.10 above at then current prices.

E.	Customer may terminate this Agreement, with a 1 year written notice, subsequent to year one of initial term, if product other than the Products listed in Exhibit A, is introduced by Customer during the term of this Agreement as substitute or replacement for Products listed in Exhibit A. Under these circumstances no penalty or other obligation shall be the responsibility of the Customer, provided that Section 7.9 is satisfied.

6.3 Force Majeure. Neither party shall be in default in the performance of its obligations under this Agreement if such performance is prevented or delayed because of war or similar unrest, labor dispute or strike, transportation difficulties, unavailability of necessary raw materials, an act or omission of Memry’s bag subsupplier for which Memry was not at fault, epidemic, fire, natural disaster, any law, rule or regulation of any government or other authority, acts of God, or other similar cause, that is beyond the control of or could not have reasonably been prevented by the party whose performance is affected; provided, however, that if such delay continues for 90 days or more, then Customer may upon written notice immediately cancel all or any portion of unfilled Purchase Orders and terminate this Agreement, except in the instance of an act or omission of Memry’s bag subsupplier for which Memry was not at fault, in which case a viable bag alternative that is qualified by Customer, and meets Customer’s specifications, pricing, quality, and service levels, will be sourced for supply continuation, and in that case this Agreement will remain in full force and effect, in accordance with the terms hereof.

Article VII: Miscellaneous

7.1 Independent Contractors. The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed to create the relationship of employment, partnership, joint venture or any association or relationship between the parties other than that of supplier and buyer.

7.2 Entire Agreement; Amendments. The terms of this Agreement shall constitute the entire agreement between the parties as to each and all manufacturing and sales of Products. No additional or different terms set forth in correspondence concerning such manufacturing and sales, including Purchase Orders, shall be of any force or effect. All exhibits attached to this Agreement, and the Specifications and other documentation referenced herein, are hereby incorporated by reference in this Agreement and made a part hereof. This Agreement may be amended only by a writing signed by both parties. This Agreement is intended to be for the benefit of Customer and its subsidiaries and affiliates.

7.3 Governing Law: Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Connecticut (without reference to principles of conflicts of laws). If any provision of this Agreement is determined to be unenforceable or prohibited by applicable law, such provision shall be ineffective only to the extent of such unenforceability or prohibition, without invalidating the remaining provision of this Agreement, as long as the general intent of the Agreement remains capable of being effected.

7.4 Waiver; Remedies. The waiver of a breach of provision of this Agreement shall not be deemed a waiver of any other breach of the same or different provision of this Agreement. Termination of this Agreement, or the exercise of any remedy herein, shall not be deemed to be an exclusive remedy, and shall be in addition to any other remedies available at law or in equity. The parties acknowledge and agree that time is of the essence with respect to all matters under this Agreement.

7.5 Assignment; Subcontracting. Neither party shall assign this Agreement, whether voluntarily or involuntary, without the prior written consent of the other, except that Customer may assign this Agreement to one of its subsidiaries or affiliates or to the purchaser of all or substantially all of its assets. This Agreement shall be binding on the permitted successors and assigns, and shall inure to the benefit of the permitted successor and assigns of the party hereto. Memry may subcontract its obligations, subject to the following:

(a)	Memry shall not subcontract the tube drawing of the Products; and

(b)	Memry shall continue to be accountable, responsible, and liable, for all work performed by subcontractors, and Memry shall ensure that all Products and services provided under this Agreement meet QA Standards; and

(c)	Memry receives Customer’s prior written consent, which shall not be unreasonably withheld.

7.6 Notices. All notices, consents or approvals required or permitted hereby shall be deemed given only upon:

(a)	transmission by telecopier, acknowledged by the recipient at the fax number indicated below;

(b)	enclosure thereof in an adequately post-paid envelope, sent certified mail – return receipt; or

(c)	sent via a nationally-recognized express delivery service that guarantees express delivery; and addressed to the party to be given notification at the address/facsimile number given below or such change of address/facsimile number as may be hereafter supplied in writing.

If to Memry:	If to Customer:
Memry Corporation	United States Surgical
3 Berkshire Boulevard	Division of Tyco Healthcare Group LP
Bethel, CT 06801	195 McDermott Road
Attn: Director of Marketing	North Haven, CT 06473
Fax: (203) 798-6606	Attn: Vice President - Manufacturing
Fax: (203) 492-8369

With a copies to:

Memry Corporation 3 Berkshire Boulevard Bethel, CT 06801 - USA Attn: Chief Executive Officer Fax: (203) 748-6207

Finn Dixon & Herling LLP
One Landmark Square Suite 1400
Stamford, CT 06901 Attn: David I. Albin, Esq. Fax: (203) 348-5777

7.7 Survival. In any event, all obligations which are by their nature continuing, including without limitation the obligations contained in Sections 2.4, 6.1, and 6.3 and Article III, Article IV and V shall survive the expiration and/or termination of this Agreement.

7.8 Compliance with Law. During the term of this Agreement, each of the parties agrees to comply with all applicable laws, rules and regulations relating to the performance of the services contemplated by this Agreement and the performance of each party’s obligations hereunder.

7.9 Preferred Supplier.

(a)	During the term of this Agreement, Memry shall be considered a “preferred supplier” (as defined by Customer) of Customer for any and all development and further production agreements relating to successor products to the Products, including (but not limited to) those designs utilizing nitinol components.

(b)	During the term of this Agreement, Customer recognizes Memry as a preferred supplier. As a preferred supplier, Customer will include Memry in all development activities for organ retrieval bag assemblies that may or may not involve nitinol. These activities may include ESI (Early Supplier Involvement) meetings and RFQ’s (Requests for Quote). If Memry demonstrates to the satisfaction of Customer that it can manufacture and supply such items, and the pricing, quality, and service levels provided by Memry are acceptable to Customer, then Memry and Customer will use reasonable efforts to enter into an agreement providing for the supply of such items based on mutually acceptable terms and conditions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date set forth above.

MEMRY Corporation		UNITED STATES SURGICAL DIVISION OF TYCO HEALTHCARE GROUP LP

By	/s/ ROBERT BELCHER	By	/s/ DAVID J. SHUMSKI
Print Name:	Robert Belcher	Print Name:	David J. Shumski
Title	CFO & SVP	Title	Director Strategic Procurement

Date 1/9/2006		Date 1/16/06

EXHIBIT A

PRICING FOR PRODUCTS

Product: USS P/N: 10000-27910

Year 1: $*** per unit

Year 2: $*** per unit

Year 3: $*** per unit

INVOICE PRICING: Customer shall be invoiced throughout the Contract Year at the applicable price for the amount of Product shipped pursuant to each Purchase Order.

Rebate:

A rebate of 1% of price paid per unit will be applied to all orders placed in Q1 of the following contract year for all quantities above the volumes listed below in the prior contract year. Orders must have delivery dates scheduled within the contract year to be eligible for the rebate program.

Year 1: 775,000 units

Year 2: 800,000 units

Year 3: 825,000 units

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT B

SPECIFICATIONS FOR PRODUCTS

(Intentionally Omitted)

EXHIBIT C

CUSTOMER’S PURCHASE ORDER STANDARD TERMS AND CONDITIONS

*    *    *    *    *    *    *    *    *     U.S.S. LIMIT OF LIABILITY     *    *    *    *    *    *    *    *    *    *     *

U.S.S. LIMITS LIABILITY ON COMPONENTS AND ASSEMBLIES AT OUR SUPPLIERS TO FOUR (4) WEEKS OF FINISHED COMPONENTS/ASSEMBLIES AND AN ADDITIONAL NINE (9) WEEKS RAW MATERIAL ON ALL ITEMS WITH MORE THAN ONE SCHEDULED DELIVERY ON THE P.O. THIS LIABILITY LIMIT SHALL BE BASED UPON THE DELIVERY DATE ON THE P.O. OR OPEN ORDER REPORT, WHICH EVER IS MOST RECENT. THE NEW DELIVERY DATES LISTED ON THE OPEN ORDER REPORT THAT FALL WITHIN FOUR (4) CALENDAR WEEKS ARE FIRM PLANNED REQUIREMENTS (FPR). THE FOLLOWING NINE (9) CALENDAR WEEKS OF REQUIREMENTS ARE ESTIMATED PLANNED REQUIREMENTS (EPR). THE BALANCE OF THE SCHEDULE ARE FORECASTED REQUIREMENTS FOR PLANNING PURPOSES ONLY.

THIS PURCHASE ORDER INCLUDES ALL THE TERMS AND CONDITIONS ON THE FACE HEREOF. ACKNOWLEDGEMENT MUST BE RETURNED WITHIN FIVE DAYS OF RECEIPT WITH CONFIRMED DELIVERY DATE(S) TO THE PLANNER/BUYER.

UNITED STATES SURGICAL, A DIVISION OF TYCO HEALTHCARE GROUP LP

TERMS AND CONDITIONS OF PURCHASE

General Provisions

1.	Definitions

The term “Buyer” in this document is United States Surgical (USS), a division of Tyco Healthcare Group LP, and the term “Seller” is the organization(s) or individual(s) to whom this Purchase Order is addressed as such name(s) appears on the top of this Purchase Order.

2.	Acceptance

By accepting this Purchase Order, either by acknowledgment or performing hereunder, Seller agrees: (a) that the terms and conditions set forth on the face hereof, and all documents expressly included by reference herein constitute the entire agreement between the parties regarding the subject matter hereof, and (b) to comply fully with the terms and conditions of purchase set forth on the face of this document. Acceptance of this Purchase Order is expressly limited to the terms and conditions of this Order and none of Seller’s terms and conditions shall apply in acknowledging this Order, or in the acceptance of this Order, unless expressly agreed in writing by Buyer’s authorized representative. Neither reference to Seller’s bids or proposals, nor acceptance by Buyer of the goods, services or work delivered under this Purchase Order shall constitute agreement to Seller’s terms or conditions or otherwise modify the terms or conditions hereof. Stenographic and clerical errors and omissions are subject to correction by Buyer at any time.

An acknowledgment is requested to be returned upon receipt of order.

3.	Modification

Changes, modifications, waivers, additions or amendments to the terms and conditions of this Order shall be binding on Buyer only if such changes, modifications, waivers, additions or amendments are in writing and signed by a duly authorized representative of Buyer. A “verbal” Purchase Order number given by Buyer must be confirmed by receipt by Seller of a hard copy Purchase Order within five (5) business days or further work against such “verbal” Purchase Order number must terminate.

4.	Advertising or Release of Information

Neither party hereto shall, without the prior written consent of the other party (which shall not be unreasonably withheld), publicly announce or otherwise disclose to third parties, by advertising, publicity or other oral or written communication, the existence or terms of this Purchase Order or the purchases referred to herein. This provision will survive the expiration, termination, or cancellation of this Purchase Order.

5.	Applicable Law

The validity interpretation and performance of these terms and conditions and any purchase made hereunder shall be governed by the laws of the State of Connecticut in force at the date of this Order. Where not modified by the terms herein, the provisions of such State’s enactment of Article 2 of the Uniform Commercial Code shall apply to this transaction. No rights, remedies and warranties available to Buyer or Seller under this contract or by operation of law are waived or modified unless expressly waived or modified by Buyer or Seller in writing. Any failure of the Buyer or Seller to enforce at any time, or for any period of time, any of the provisions of this Purchase Order, shall not constitute waiver of such provisions of Buyer’s or Seller’s right to enforce each and every provision.

6.	Compliance With Law

In filing this Order, Seller certifies, warrants and represents that it has complied with all applicable Federal, State and local laws, rules, regulations and/or ordinances in the manufacture, sale or other performance with respect to the goods or services that are the subject of this Purchase Order. Such laws and rules include, but are not limited to, the Fair Labor Standards Act, Civil Rights Act of 1964, Title VII, Executive Order 11246, as amended, Executive Order 11701, as amended and the provisions of 38 USC 2012, the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, Executive Order 11758, as amended and the provisions of Section 503 of the Rehabilitation Act of 1973, the Federal Occupational Safety and Health Act and Executive Order 11625, as amended. Further, Seller certifies, represents and warrants that Seller does not maintain segregated facilities for it’s employees at any of it’s establishments and that it will forward notice to obtain identical certifications from its subcontractors and will otherwise comply with the May 21, 1968 Order of Elimination of Segregated Facilities by the Secretary of Labor (33 Fed. Reg. 2804, May 28, 1968). Seller further certifies, represents, warrants that (i) No Federal appropriated funds have been paid or will be paid, by or on behalf of the Seller, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan or cooperative agreement; (ii) if any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan or cooperative agreement, the Seller shall complete and submit Standard Form LLL “Disclosure Form to Report Lobbying” in accordance with its instructions; and (iii) The undersigned shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all sub recipients shall certify and disclose accordingly.

7.	Confidential Information

Seller shall not disclose to any person outside of it’s employ, or use for any purpose other than to fulfill it’s obligations under this Purchase Order, any information received from Buyer pursuant to this Purchase Order, which has been disclosed to Seller by Buyer, except such information which is otherwise publicly available or is publicly disclosed by Buyer subsequent to Seller’s receipt of such information or is rightfully received by

Seller from a third party. Seller will maintain in confidence such information at least to the same extent as with Seller’s proprietary information. Upon termination or fulfillment of the Purchase Order, Seller shall return to Buyer all drawings, blueprints, descriptions or other material received from Buyer and all materials containing said confidential information. Seller shall not disclose to Buyer any information which Seller deems to be confidential, and it is understood that any information received by Buyer, including all manuals, drawings and documents, will not be of a confidential nature and there shall be no restrictions on the use of such information by Buyer. Seller agrees that any legend or other notice on any information supplied by Seller, which is inconsistent with the provisions of this Paragraph 7 does not create any obligation on the part of Buyer.

8.	Indemnity

In the event Seller, its officers, employees, and agents, a subcontractor, or any of them enter premises owned, leased, occupied by or under the control of Buyer in the performance of or in connection with this Purchase Order, Seller agrees to indemnify and hold Buyer, its officers, agents and employees harmless from any loss, cost, damage or bodily injury (including death) of whatsoever kind of nature, arising out of such entry and to the extent occasioned in whole or in part by any action or omission of Seller, its employees, officers and agents or any of them. Seller will maintain workmen’s compensation insurance covering it’s officers, employees or agents while on such premises of Buyer and general comprehensive liability, property damage and automobile liability insurance, including contractual endorsements and products hazards coverage, in reasonable amounts covering the obligations set forth in this Purchase Order but not less than $2,000,000 and, upon request, it will provide Buyer with a Certificate of Insurance indicating the amount of such insurance. Workmen’s Compensation Insurance shall include a waiver of subrogation in favor of United States Surgical, a division of Tyco Healthcare Group. Contractors or subcontractors providing construction or installation shall include “completed operations” endorsements to their liability insurance.

9.	Product Specifications

Specifications, drawings, notes, instructions, engineering information or technical data furnished by either Buyer or Seller to the other, or referred to in this Purchase Order shall be incorporated into this Purchase Order by their reference. Seller shall be fully and solely responsible for obtaining data adequate to design, manufacture, fabricate, construct, and deliver the items in compliance with all requirements of the order. The finished items delivered to Buyer under this Purchase Order will be supplied according to Buyer’s instructions regarding the above information and in accordance with the FDA Quality System Regulation (21CFR Part

820) and all applicable international standards. No changes are to be made to the specifications or the items manufactured from those specifications without written approval from Buyer. Seller shall obtain from Buyer written approval of all specification deviations. This shall include deviations for all items produced from Buyer tooling which are not in compliance with Buyer drawings or specifications. Buyer shall retain title to all such documents which it provides or causes to be given to Seller. Seller shall not use any of such documents or the information contained therein for any purpose other than in performance of this Purchase Order. Seller shall not disclose such documents or information to any party other than Buyer or party duly authorized by the Buyer. Upon Buyer’s request, Seller shall promptly return to Buyer all such documents and copies.

10.	Packaging, Shipping and Delivery

All packaging and shipping memoranda must bear this ORDER NUMBER. Packaging, etc., must be PLAINLY MARKED and accompanied by a shipping memorandum specifying: A. Goods and Quantities in each container. B. Material Number and Revision Level. C. Certificate of Compliance (as required) which will accurately reflect materials, methods of construction and other manufacturing aspects as may be so specified on the Certificate. Packages must show gross, tare and net weights and/or quantity. The Seller, or carrier it uses to transport the items on this order, whichever is applicable, shall maintain a satisfactory safety rating from the U.S. Department of Transportation. The Seller or carrier shall provide Buyer with written proof of such rating on request, if the carrier is a motor carrier. Seller shall deliver the item(s) specified on this order to the Buyer on the date(s) specified on this Purchase Order. If Seller fails to make delivery of any part of quantity of items on the date(s) indicated, Buyer may terminate this Purchase Order and pursue other remedies. Shipments to Buyer’s offshore facilities of production parts and raw material will be F.O.B. Seller’s facility. Shipments to Buyer’s facility in the U.S. will be F.O.B. destination. Seller shall not be liable for any non-delivery or delay in delivery of any goods covered by this Purchase Order, insofar as such non-delivery or delay is due to one or more of the following causes: acts of God, fires, strike, lock out, epidemics, floods, accidents, war, blockades, embargoes, new governmental regulations or requirements, restraining orders or decrees of any court or judge or causes clearly beyond the control of Seller; provided that the Seller has promptly notified Buyer of any delay or any anticipated delay in delivery, and uses it’s best efforts to effect such delivery as soon as possible.

11.	Patents and Copyrights

Seller agrees to indemnify, defend and save Buyer, its subsidiaries, affiliates, and respective officers, agents, employees, and vendees from any and all proceedings, suits, loss, expense damage, liability, claims or demands either at law or in equity, including attorneys fees for actual or alleged infringement of any U.S. or foreign patent (including utility models), design, trademark or copyright arising from the purchase, use or sale of materials or articles required by the Purchase Order, except where such infringement or alleged infringement arises by reason of designs for such materials or articles originally furnished to Seller by Buyer. Buyer will give Seller reasonable notice of any patent, trademark, or copyright claim of infringement.

12.	Changes

Buyer may change from time to time any of the drawings, specifications or instructions for work covered by this Purchase Order and Seller shall comply with such change notices. If such changes result in a decrease or increase in Seller’s cost or in the time for performance, an equitable adjustment in the price and time for performance may be made by the parties in writing. In such an event Seller must notify Buyer, in writing, of the request for such adjustments within five (5) working days after receipt by Seller of the change notice or such claim shall be null and void. Only duly authorized representatives of Buyer may issue, change or amend any Buyer Purchase Order. Seller work performed without a written Purchase Order signed by a duly authorized representative of Buyer or a “verbal” purchase order number issued and confirmed in accordance with Paragraph 3 above, will not be recognized as or constitute Buyer’s responsibility of liability.

13.	Assignments And Subcontracts

Performance obligations shall not be assigned or transferred by Seller without prior written approval by Buyer, and any attempted assignment or transfer without such consent shall be void. Any such work subcontracted will be controlled by the Seller in accordance with the requirements of this Purchase Order. Purchase of parts and materials normally purchased by Seller or required by this Purchase Order shall not be construed as subcontracts or delegations. The Seller will obtain and maintain on file a confidentiality agreement satisfactory to Buyer signed by each design, tooling and production sub-contractor of the Seller where such work is identifiable to a Buyer Purchase Order. Such agreement will contain the same undertakings by the sub-contractor as are set forth in Paragraph 7 hereof. A list of all design, tooling and production subcontractors performing work for the Seller against Buyer’s Purchase Orders will be submitted to Buyer monthly.

14.	Acceptance And Warranty

Final acceptance of articles or material by Buyer will not occur until after arrival of the same at the Buyer’s facility from which this Purchase Order originates, unless otherwise specified herein. Seller warrants that all articles, materials and work supplied or performed by Seller under this Purchase Order conform to the requirements, specifications, drawings, samples or other descriptions furnished or adopted by Buyer and that they are merchantable, suitable for the use intended, of good material and workmanship and free from all defects in workmanship, manufacture, material or design. All warranties shall run to Buyer and its customers, and shall not be deemed to exclude other rights and remedies of Buyer under law, equity or this Purchase Order. All articles and material are subject to Buyer’s inspection and acceptance without time restrictions. If specifications, warranties or other requirements under this Purchase Order are not met, the non-conforming articles or material may be returned at the Seller’s expense for a full refund, and in the case of non-conforming services, at Buyer’s option and without limiting Buyer’s other rights and remedies under law, equity or this Purchase Order, shall be re-performed at Seller’s expense. Payment shall not constitute an acceptance of non-conforming articles, material or services nor impair Buyer’s right to inspect the same or any of Buyer’s rights and remedies.

15.	Sales And Use Tax Exemption

It is hereby certified that the above described articles and material is exempt from the sales, and use tax, unless otherwise noted, for the reason that such property is purchased for resale or will become an ingredient or component part of, or be incorporated into, or used or consumed in a manufactured product produced for ultimate sale at retail. In those municipalities where the foregoing does not apply, such charges are to be incorporated into the unit component price appearing on the face of this Purchase Order.

16.	Termination

In addition to any other rights Buyer might have to terminate this Purchase Order, Buyer may terminate this Purchase Order and the work to be performed hereunder, in whole or in part, at any time without cause by written notice to Seller. Such notice shall state the extent and effective date of such termination and, upon the receipt of such notice, Seller will comply with the directions pertaining to work stoppage, hereunder and the placement of further orders or subcontracts hereunder. Within five (5) business days of receiving such notice, Seller shall provide to Buyer a written, detailed and itemized report of all materials, labor and other costs, if any, incurred by Seller for purposes of completing work which has been stopped in accordance with Buyer’s termination notice. The parties shall thereupon employ commercially reasonable efforts to agree by negotiation, within two (2) months of such termination, the amount of compensation, if any, to be paid to

Seller with respect for such termination. Termination under this Paragraph 16 shall not be deemed a breach of contract. The provisions of this paragraph shall not limit or affect the right of Buyer to terminate this Purchase Order for cause and shall not apply to any such termination. Seller shall mitigate any claim for compensation to the maximum extent possible. In no event shall any claim be payable by Buyer insofar as this Purchase Order relates to Seller’s standard commercial products. Without limiting the foregoing, no claim shall exceed or be payable by Buyer in excess of the fair market value or, if less, Seller’s actual and administrative cost plus it’s standard profit for work and raw materials that (i) are in process by Seller or in it’s inventory or contracted for by it, specifically for this Purchase Order, as of the date of Seller’s receipt of Buyer’s termination notice, and (ii) cannot be directed by Seller for other uses or, if raw materials, cancelled or returned. Should Buyer so desire, payment of compensation in connection with a termination of this Purchase Order will be subject to Buyer’s prior audit of Seller’s relevant books and records.

17.	Attachments And Precedence

Any attachments referenced on this Purchase Order shall be deemed for all purposes to be an integrated part of this Purchase Order. In the event of irreconcilable conflict between such referenced attachments and the terms stated herein, the terms of such attachments shall control.

18.	Overshipments

Seller is instructed to ship only the quantity(ies) specified in this Purchase Order. However, any small (less than 5%) deviation caused by conditions of loading, shipping, packing, or allowances in manufacturing processes may be accepted by Buyer. Buyer reserves the right to return any overshipment in excess of the allowance at the Sellers expense.

19.	Inspection of Records and Facilities

All articles, materials and workmanship, as well as facilities where they are produced, will be subject to inspection and tests by Buyer, the FDA, or Buyer’s ISO Notified Body during manufacture and at all times and places to the extent practicable. Seller shall provide and shall require all of Seller’s subcontractors to provide full opportunity for such inspections in a manner acceptable to the inspectors. If an inspection or test is made on Seller’s premises, Seller shall provide all reasonable facilities and assistance for the safety and convenience of the inspectors in the performance of their duties. In the event this Purchase Order is in excess of $2,500, the duly authorized representatives of the Buyer and the government of the United States shall, until three years after final payment under this Purchase Order or until such further time as may be designated in the applicable government regulations, have access to and the right to examine any pertinent books, papers, documents and records of Seller involving manufacturing and quality assurance transactions related to this Purchase Order other than financial records. The Seller agrees to retain in proper order for efficient retrieval, all such records for a period of five (5) years. Seller agrees to include in each subcontract Seller might make hereunder appropriate provisions to the same effect.

20.	Extra Charges

No charges of any kind, including charges for boxing or cartage, freight or special handling, will be allowed unless specifically agreed to by Buyer in writing. Pricing by weight, where applicable, covers net weight of material, unless otherwise agreed.

21.	Notice Of Labor Disputes Or Plant Shutdown

Whenever any actual or potential labor dispute delays or threatens to delay the timely performance of this Purchase Order, Seller shall immediately give notice thereof to Buyer. Any plant shutdowns for vacation or other reasons planned by the Seller requires at least three (3) months prior written notification to Buyer.

22.	Price

The price for the items on this Purchase Order shall be that which is stated on this order, unless that price exceeds the lowest price at which the Seller is offering or selling the same or similar items to it’s other customers as of the date of delivery to Buyer. In this case, the lower price shall be the price for items on this Purchase Order. If prior to delivery of all articles, materials or services to be delivered or performed by Seller under this Purchase Order, Buyer is able to purchase from another seller a portion or all of the same or similar articles, materials or services of like quality at a price which is less than the price applicable thereto pursuant to this Purchase Order, Buyer may so notify Seller. In such event, should Seller fail to promptly agree to an amendment of this Purchase Order to meet the lower price, Buyer may, at it’s option, purchase the applicable articles, material or services from the other source at the lower price, and, thereupon, Buyer shall be relieved of it’s obligation to purchase and any liability for termination of this Purchase Order as to, and Seller shall be relieved of it’s obligation to manufacture or perform, the articles, material or services so purchased from the other source.

23.	Payments and Invoices

The specific terms of payment for all items are stated in this Purchase Order. Unless otherwise specified, there or in a separate written instrument signed by the Buyer, no invoice shall be issued before shipment or performance of the items covered thereby. No payment shall be made before receipt of items and of a proper invoice for such items. Buyer may withhold any payment otherwise due under this Purchase Order to such extent as necessary to protect Buyer from loss which it incurred or may incur as a result of: (a) any actual or reasonably anticipated financial difficulty of Seller which might prevent complete performance of this Purchase Order by the Seller; or (b) a breach by the Seller of any provision of this Purchase Order.